Exhibit 10.38

EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”), dated as of November 11, 2019 (the “Effective Date”), is made by and between FGL HOLDINGS (together with its subsidiaries, the “Company”) and John Fleurant (the “Executive”). The Company and the Executive are hereinafter also referred to individually as “Party” and together as “Parties.”
W I T N E S S E T H:
WHEREAS, the Company desires to employ the Executive as the Executive Vice President and Chief Financial Officer of the Company; and
WHEREAS, the Company and the Executive desire to enter into this Agreement as to the terms of the Executive’s employment with the Company.
NOW, THEREFORE, in consideration of the promises, and of the mutual covenants and agreements hereinafter contained, the Company and the Executive agree as follows:
1.Term. The Executive’s employment under this Agreement commenced on November 11, 2019 and shall continue until terminated pursuant to Section 7 below. The period during which Executive is employed pursuant to this Agreement shall be referred to as the “Term”.
2.Title. During the Term, the Executive shall serve as the Executive Vice President and Chief Financial Officer of the Company.
3.Reporting. During the Term, the Executive shall report to the Chief Executive Officer (the “CEO) of the Company.
4.Duties.
(a)During the Term, the Executive shall have the duties and responsibilities customarily associated with the position of Chief Financial Officer of a company the general size and nature as the Company, and such other duties and responsibilities as are consistent with his positions that may be assigned to him from time to time by the CEO and the Board of Directors of FGL Holdings (the “Board”). The Executive agrees to devote his full time, attention, skill, and energy to the duties set forth herein and to the business of the Company, and to use his reasonable best efforts to promote the success of the Company’s business. During the Term, at the request of the Board, the Executive may also serve as an officer or director of and shall perform certain services for subsidiaries and affiliates of the Company, in each case without any additional compensation.

(b)During the Term, the Executive shall devote substantially all of his business time and attention and his best efforts to the performance of his duties and responsibilities under this Agreement and shall not engage in any other business activity, except as may be approved by the CEO or the Board; provided that nothing in this Agreement shall prohibit the Executive from (i) engaging in religious, charitable or other community or non-profit activities that do not impair the Executive’s ability to fulfill the Executive’s duties and responsibilities under this Agreement; or (ii) holding directorships in other companies after obtaining the prior written consent of the CEO or the Board; provided further that none of the activities permitted in clauses (i) and (ii) individually or in the aggregate materially interfere with the performance of the Executive’s duties under this Agreement. The Executive shall not acquire or hold more than two (2) percent of any class of publicly-traded securities of any business, except that the Executive may have a passive investment in any such company to the extent that (i) the investment does not constitute more than two (2) percent of the ownership, and (ii) the Executive shall provide all required disclosure according to applicable Company policies including but not limited to the Company’s Personal Trading Policy and Conflicts of Interest Policy applicable to all employees.
5.Location. During the Term, the Executive shall be based in the Company’s offices in Des Moines, Iowa. However, the Executive acknowledges that in order to effectively perform his duties, he may be required to travel to such other places by such means and on such occasions as the Company may require.

6.Compensation and Benefits.
(a)Base Salary. Effective as of the Effective Date the Executive shall receive an annual base salary of US $500,000. The Executive’s base salary shall be payable in accordance with the Company’s normal payroll practices. Such base salary shall be subject to periodic review, and may be increased at the sole discretion of the Compensation Committee of the Board or by the Board. The annual base salary payable to Executive under this Section 6, as the same may be increased from time to time, shall hereinafter be referred to as the “Base Salary.”

(b)Bonus. The Executive shall be eligible to receive an annual cash bonus in accordance with the terms of the Company’s annual bonus program, as such program may be amended, suspended or terminated from time to time, subject to and based on the attainment by Executive and/or the Company of applicable performance targets to be set by the Compensation Committee of the Board or by the Board (and any subcommittee that it may delegate to). The Executive shall be eligible for an annual target bonus opportunity that is expected to be equal to 100% of his Base Salary. Actual bonus payout may be more or less than target, based on Company and individual performance during the performance-measurement period. In order to receive any such bonus, the Executive must be actively employed by the Company on the date on which such bonus is scheduled to be paid to the Executive.
(c)Vacation. During the Term, the Executive shall be entitled to twenty (20) days of paid vacation annually, exclusive of United States legal holidays, during a calendar year (prorated for a partial year of employment during a calendar year), provided that the scheduling of the Executive’s vacation does not interfere with the Company’s normal business operations. Up to five (5) unused vacation days may be carried over from one calendar year to the next.

(d)Benefits. During the Term, and provided that the Executive satisfies, and continues to satisfy, any individual plan eligibility requirements, the Executive shall be eligible to participate in, and receive benefits under, benefit programs maintained by the Company for its senior executives on terms and conditions set forth in such plans (as may be amended, modified or terminated). In addition, the Executive shall be eligible to receive relocation benefits pursuant to Company policy.

(e)Reimbursement of Business Expenses. The Company shall reimburse the Executive for all reasonable and properly documented expenses incurred or paid by him in connection with the performance of his duties hereunder; provided that the Executive submits a request for such expense reimbursement together with such supporting documentation as the Company may require within thirty (30) days after such expenses are incurred and the Company shall reimburse all properly documented expenses no later than thirty (30) days after submission of such request for reimbursement and in any event no later than March 15th of the calendar year following the year in which such expenses were incurred.

(f)Withholdings. All payments made under this Agreement shall be subject to any and all federal, state and local taxes and other withholdings to the extent required by applicable law. The Company shall have the power to withhold, or require the Executive to remit to the Company promptly upon notification of the amount due, an amount sufficient to satisfy the statutory minimum amount of all federal, state, local and foreign withholding tax requirements with respect to any payment of cash, or issuance or delivery of any other property hereunder to the Executive or any third party.

7.Separation from Service.

(a)Due to Death. The Executive’s employment with the Company shall automatically terminate immediately upon his death.

(b)Due to Disability. If the Executive incurs a “Disability” (as defined below) during the Term, then the Board, in its sole discretion, shall be entitled to terminate the Executive’s employment upon written notice to the Executive. For purposes of this Agreement, “Disability” means that the Executive, as a result of illness or incapacity, is unable to perform substantially his required duties for a period of four (4) consecutive months or for any aggregate period of six (6) months in any twelve (12) month period. A termination of the Executive’s employment by the Company for Disability shall be communicated to the Executive by written notice and shall be effective on the tenth (10th) business day after receipt of such notice by the Executive, unless the Executive returns to full-time performance of his duties before such tenth (10th) business day. Any termination pursuant to this Section 7(b) shall be in accordance with applicable law.

(c)By the Company. During the Term, the Company shall be entitled to terminate the Executive’s employment with or without “Cause” by providing written notice to the Executive. If the Company terminates the Executive’s employment without Cause, the Company shall provide the written notice at least three months in advance of the effective date of employment termination, or alternatively, shall increase the period for which Base Salary will be continued as severance described in Section 8(c)(ii) by the period for which advance notice of employment termination falls short of three months. For purposes of this Agreement, the Executive shall be deemed terminated for “Cause” if the Company terminates the Executive’s employment in writing after the Executive’s: (i) willful misconduct or gross negligence in the performance of the Executive’s duties to the Company (other than as a result of the Executive’s death or disability); (ii) willful and repeated failure to follow the lawful directives of the Board or Chief Executive Officer which are consistent with his role as Executive Vice President and Chief Financial Officer; (iii) indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime resulting in reputational or financial harm to the Company; (iv) performance of any act of theft, embezzlement, fraud, or unlawful misappropriation of Company property; (v) use of illegal drugs, or abuse of alcohol that materially impairs the Executive’s ability to perform the Executive’s duties to the Company; (vi) material breach of any fiduciary duty owed to the Company (including, without limitation, the duty of care and the duty of loyalty); (vii) material breach of the Agreement or any other agreement between the Executive and the Company; (viii) material violation of the Company’s code of conduct or other written policy; or (ix) prohibition from serving in the insurance industry or serving as an officer of the Company. Prior to the Company’s termination of the Agreement for Cause pursuant to clauses (i), (ii), (v), or (vii), the Board will provide the Executive with written notice detailing the specific actions or inactions giving rise to Cause and a period of fifteen (15) days following the Executive’s receipt of such notice to cure such actions or inactions in all material respects; provided that the foregoing cure right will not apply if there are habitual actions or inactions giving rise to the Executive’s termination for Cause. For purposes of determining Cause, no act or failure to act by the Executive shall be considered “willful” unless it is done or omitted to be done by the Executive in bad faith and without reasonable belief that his action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the written advice of counsel for the Company, shall be presumed to be done by the Executive in good faith and in the best interests of the Company. Any voluntary termination by the Executive in anticipation of a termination for Cause under this Section 7(c) shall be deemed a termination for Cause.

(d)By the Executive.

(i)During the Term, the Executive shall be entitled to terminate his employment with the Company with or without Good Reason by providing the Company with at least three (3) months of advance written notice of such decision. Upon the receipt of such written notice by the Company, the Company may accelerate the three (3) month notice period in order to make such termination effective prior to the expiration of the notice period. The Company shall only be required to compensate the Executive through the effective date of his separation from service, except as otherwise provided in Section 8. The Company reserves the right to withdraw any and all duties and responsibilities from the Executive, and to exclude the Executive from the Company’s premises, during such three (3) month notice period, which shall not constitute “Good Reason” or otherwise violate this Agreement.

(ii)The Executive shall have “Good Reason” to terminate his employment with the Company upon the occurrence of one or more of the following events without the Executive’s written consent: (i) a material diminution of the Executive’s Base Salary or target bonus opportunity; (ii) a material diminution in the Executive’s authority, duties, or responsibilities (including reporting responsibilities) as Chief Financial Officer of the Company; or (iv) a material breach by the Company of any written agreement between the Executive and the Company (including, but not limited to, the agreement and the documentation related to the Company’s equity incentive plan). Prior to any termination for Good Reason, the Executive must provide written notice to the Company within sixty (60) days following the date of the first occurrence of an alleged Good Reason event, setting forth in reasonable detail the conduct alleged to be a basis for a termination for Good Reason. The Executive will not have the right to terminate his employment for Good Reason if, within the thirty (30) day period following delivery of the Executive’s written notice, the Company cures, in all material respects, the conduct alleged to be a basis for a termination for Good Reason. If the Company does not cure alleged conduct within the prescribed thirty (30) day period, the Executive must actually terminate his employment within thirty (30) day period immediately following the expiration of the Company’s cure period; otherwise, any claim of such circumstances as constituting “Good Reason” will be deemed irrevocably waived by the Executive.
8.Compensation Upon Separation from Service.

(a)By Reason of Death or Disability. If the Executive incurs a separation from service with the Company by reason of his death or Disability pursuant to Section 7(a) or 7(b) above, then the Company shall pay to the Executive (or his estate, as appropriate) (i) his then current Base Salary through the termination date, (ii) employee benefits in accordance with terms of the applicable plan documents, and (iii) any earned and unpaid cash bonuses for any previously completed bonus years (clauses (i) through (iii) collectively, the “Accrued Obligations”), within thirty (30) days after the date of separation from service. In addition, if the Executive incurs a separation from service with the Company by reason of his death or Disability pursuant to Section 7(a) or 7(b) above, then the Company shall pay to the Executive (or his estate, as appropriate) within 2-1/2 months following the fiscal year in which such separation of service occurs an amount equal to a pro rata share of the Executive’s cash bonus for the fiscal year in which such separation from service occurs based on actual performance for such fiscal year (without regard to the requirement to be employed on the payment date) in an amount equal to the Executive’s bonus multiplied by the number of days the Executive was employed by the Company in such fiscal year divided by three hundred and sixty-five (365) (the “Pro Rata Bonus”). Thereafter, the Company shall have no further obligations to the Executive.

(b)By the Company for Cause. If the Executive incurs a separation from service as a result of termination of employment by the Company for Cause pursuant to Section 7(c) above, then the Company shall pay to the Executive the Accrued Obligations within thirty (30) days after the date of the Executive’s separation from service due to Cause. Thereafter, the Company shall have no further obligations to the Executive.

(c)By the Company without Cause or by the Executive for Good Reason. If the Executive incurs a separation from service as a result of termination of employment by the Company without Cause (and not as a result of death or a Disability) pursuant to Section 7(c) above or by the Executive for Good Reason pursuant to Section 7(d)(i) above, then the Company shall pay or provide to the Executive:

(i)the Accrued Obligations, within thirty (30) days after the date of such separation from service;

(ii)an amount equal to six months of the Executive’s Base Salary, payable in equal installments for six (6) months following such separation from service. All amounts owing under this clause (c)(ii) shall be payable in accordance with the Company’s normal payroll practices;

(iii)an amount equal to a pro-rata portion of the Executive’s annual bonus (pursuant to Section 6(b) hereof) for the calendar year in which the Executive’s termination occurs, based on actual performance, payable at the same time that annual bonuses are paid to Senior Executives of the Company; and

(iv)subject to Executive’s timely election to continue coverage for the Executive and his spouse and eligible dependents, if any, under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall promptly pay the premiums to effect and continue such coverage commencing on the date of the separation from service and ending six (6) months thereafter, after which time the Executive may continue COBRA (to the extent provided by applicable law) at the Executive’s own expense. Notwithstanding the foregoing, if the benefits cannot be provided without penalty, tax or other adverse impact on the Company, then the Company and the Executive shall negotiate in good faith to determine an alternative manner in which the Company may provide substantially equivalent benefits without such adverse impact.

(d)By the Executive without Good Reason. If the Executive incurs a separation from service with the Company as a result of termination of employment by the Executive without Good Reason pursuant to Section 7(d)(i) above, then the Company shall pay to the Executive the Accrued Obligations within thirty (30) days of his separation from service. Thereafter, the Company shall have no further obligations to the Executive.

(e)General Release and Other Requirements.

(i)Notwithstanding any other provision of this Agreement to the contrary, as a condition to receiving any payments other than the Accrued Obligations that may be made pursuant to this Section 8, the Executive (or the executor or administrator of his estate in the event of Executive’s death) must execute and not revoke a general release agreement substantially in the form set forth in Exhibit A within sixty (60) days of the Executive’s separation from service with the Company and must comply with the Executive’s obligations under this Agreement. Notwithstanding anything else in this Section 8, except as otherwise required by Section 11(b) of this Agreement and subject to the Executive’s execution of the release agreement in accordance with this Section 8(e)(i), payment of any amounts pursuant to this Section 8 (other than the Accrued Obligations) that would otherwise be paid in the first sixty (60) days following the Executive’s separation from service shall be paid on the 61st day following such separation from service.

(ii)Notwithstanding any other provision of this Agreement to the contrary, upon termination of the Executive’s employment for any reason, and regardless of whether the Executive continues as a consultant to the Company, unless otherwise requested by the Company in writing, the Executive shall automatically resign, as of the date of such termination of employment or such other date requested, from the Board and any committees thereof (and, if applicable, from the board of directors (and any committees thereof) of the Group and any affiliate of the Group) to the extent the Executive is then serving thereon. The form of such resignation shall be as set forth on Exhibit B, and the failure of the Executive to comply with this Section 8(e)(ii) (by not resigning from the Board and any and all committees as contemplated hereby), shall constitute a material breach of this Agreement and may result in a termination for Cause (whether prospectively or retroactively) and the Executive shall not be entitled to receive or retain any severance or other payments under this Agreement (other than the Accrued Obligations).

(f)No Mitigation. The Executive shall not have a duty to mitigate damages by seeking other employment and there shall be no offset against any amounts or entitlements due to him hereunder or otherwise on account of any remuneration or benefits provided by any subsequent employment he may obtain.

(g)Section 280G of the Code. Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit the Executive would receive from the Company pursuant to this Agreement or otherwise (a “Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code and (b) but for this Section 8(g), be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (as defined below). The “Reduced Amount” will be either (1) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (2) the entire Payment, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in the Executive’s receipt, on an after-tax basis, of the greatest amount of the Payment. If a reduction in the Payment is to be made, the reduction in payments and/or benefits will occur in the following order: (1) reduction of cash payments; and (2) reduction of other benefits paid to the Executive. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Executive’s equity awards. If any portion of the Payments that would be reduced pursuant to the foregoing would not be so reduced if the stockholder approval requirements of Section 280G(b)(5) of the Code are satisfied, then the Company shall use commercially reasonable efforts to cause such portion of the Payments to be submitted for such approval prior to the event giving rise to such Payments.
9.Further Covenants.
(a)Definitions.
(i)“Client” or “Client List” means all Past, Present and Potential Clients as defined below.

(ii)“Confidential Information” means all secret, confidential or otherwise non-public information, knowledge or data relating to the Group, and their respective businesses or financial affairs, whether or not in writing, including but not limited to information related to: their suppliers and their businesses; prices charged to and terms of business with their customers; their marketing plans and sales forecasts; their financial information, results and forecasts; their proposals or plans for the acquisition or disposal of a company or business or any part thereof; their proposals or plans for any expansion or reduction of activities; their employees, including the employees’ performance, compensation and benefits; their research activities, inventions, trade secrets, designs, formulas and product lines; any information provided to the Group in confidence by its affiliates, customers, suppliers or other parties; and other information concerning and related to Clients; provided, however, that Confidential Information shall not include information that is already lawfully available to the public.

(iii)“Group” means the Company and its affiliates.

(iv)“Past Client” means any person or entity who had been an investment advisory or insurance customer, distributor or client of the Group during the one (1) year period immediately preceding the termination of the Executive’s employment with the Company and with which the Executive dealt while at the Company or which became known to the Executive during the course of his employment at the Company.

(v)“Potential Client” means any person or entity to whom the Group has offered (by means of a personal meeting, telephone call, or a letter or written proposal specifically directed to the particular person or entity) within the one (1) year immediately preceding the termination of the Executive’s employment to serve as investment adviser or to provide or distribute insurance products but which is not at such time an investment advisory or insurance customer, distributor or client of the Group and with which the Executive dealt while at the Company or which became known to the Executive during the course of his employment at the Company; this definition includes persons or entities for which a plan exists to make such an offer, but excludes persons or entities solicited or to be solicited solely by form letters and blanket mailings.

(vi)“Present Client” means any person or entity who at the time of the Executive’s termination of employment is an investment advisory or insurance customer, distributor or client of the Group and with which the Executive dealt while at the Company or which became known to the Executive during the course of his employment at the Company.

(vii)“Primary Competitor” means each of Allianz SE, American Equity Investment Life Insurance Company, Athene Annuity & Life Assurance Company, EquiTrust Life Insurance Co, Nationwide Mutual Insurance Company, North American Company, Great American Insurance Group, Security Benefit Life Insurance Company, Annexus and C&O Insurance.

(b)All Business to Be the Property of the Group: Assignment of Intellectual Property.

(i)The Executive agrees that any and all presently existing investment advisory and insurance business of the Group and all business developed by the Executive or any other employee of the Group, including without limitation all investment advisory and insurance contracts, distribution agreements, fees, commissions, compensation records, performance records, Client Lists, agreements and any other incident of any business developed or sought by the Group or earned or carried on by the Executive during his employment with the Group, are and shall be the exclusive property of the Group for its sole use and (where applicable) shall be payable directly to the Group. The Executive grants to the Group the Executive’s entire right, title and interest throughout the world, if any, in and to all research, information. Client Lists, product lists, distributor lists, identities, investment profiles and particular needs and characteristics of Clients, performance records, and all other investment advisory, insurance, technical and research data made, conceived, developed and/or acquired by the Executive solely, jointly or in common with others during the period of the Executive’s employment by the Group, that relate to the Group’s business as it was or is now rendered or as it may, from time to time, hereafter be rendered or proposed to be rendered during the Term.

(ii)Any inventions and any copyrightable material developed by the Executive in the scope of his employment with the Group shall be promptly disclosed to the Group and will be “works for hire” owned by the Group, and the Executive will, at the Group’s expense, do whatever is necessary to transfer to the Group, and document its ownership of, any such property.

(c)Confidentiality

(i)The Executive shall not, either during the period of the Executive’s employment with the Group or thereafter, use for the Executive’s own benefit or disclose to or use for the benefit of any person outside the Group, any information concerning Confidential Information, whether the Executive has such information in the Executive’s memory or embodied in writing or other tangible or electronic form. All Confidential Information, and all originals and copies of any Confidential Information, and any other written material relating to the business of the Group, including information stored electronically, shall be the sole property of the Group. The Executive acknowledges and agrees that the Confidential Information has been and will be developed by the effort and expense of the Group; that such Confidential Information has economic value to the Group and would have significant economic value to the Group’s competitors if divulged; that the Confidential Information is not available to the Group’s competitors; and that keeping the Confidential Information from the Group’s competitors has economic value to the Group. Upon the termination of the Executive’s employment in any manner or for any reason, the Executive shall promptly surrender to the Group or destroy all originals and copies of any Confidential Information, and the Executive shall not thereafter retain or use any Confidential Information for any purpose.

(ii)18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that-(A) is made-(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(iii)Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede the Executive (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including the Department of Justice, the Securities and Exchange Commission, Congress and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive shall not be not required to notify the Company that such reports or disclosures have been made.

(d)Trade Secrets. The Executive acknowledges that while employed by the Group, the Executive will have contact with and become aware of the Group’s proprietary insurance product information, and proprietary business processes and strategy (the “Trade Secrets”). The Executive agrees that the Trade Secrets are a valuable asset of the Group. The Executive further agrees that the Trade Secrets have been and will be developed by the Group and would have significant economic value to the Group’s competitors if divulged; that the Trade Secrets are not available to the Group’s competitors; that keeping the Trade Secrets confidential from the Group’s competitors has economic value to the Group; and that the Group takes reasonable steps to protect the confidentiality of the Trade Secrets.

(e)Restrictive Covenants. The Executive agrees that the restrictions contained in this Section 9(e) are necessary to protect the Company’s business and property in which the Company has made a considerable investment, and to prevent misuse of the Confidential Information and Trade Secrets.

(i)During the Term and for twelve (12) months following the date when the Executive ceases to be an employee of the Company (“Termination Date”), irrespective of the reason for the termination, the Executive shall not, directly or indirectly, solicit or attempt to solicit, or assist others in soliciting or attempting to solicit, any Client of the Group for the purpose of providing investment advisory or insurance services, insurance products or insurance distribution services. During the Term and for twelve (12) months following the Termination Date, irrespective of the reason for the termination, the Executive shall not, directly or indirectly, solicit or attempt to solicit, or assist others in soliciting or attempting to solicit, any independent marketing organizations of the Group for the purpose of providing investment advisory or insurance services or products or distribution services.
(ii)During the Term and for twelve (12) months following the Termination Date, irrespective of the reason for the termination, the Executive shall not directly or indirectly solicit, recruit, induce away, or attempt to solicit, recruit, or induce away, or hire any employee, director or officer of the Group with whom the Executive had contact during the Executive’s employment with the Company. For purposes of this Paragraph, “contact” means any personal interaction whatsoever between the individual and the Executive.

(iii)During the Term and for twelve (12) months following the Termination Date, irrespective of the reason for the termination, the Executive shall not, without the written consent of the Group, directly or indirectly carry on or participate in a Competing Business (as defined below) for or with a Primary Competitor, and during the term and for three (3) months following the Termination Date, irrespective of the reason for the termination, the Executive shall not, without the written consent of the Group, directly or indirectly carry on or participate in a Competing Business with any person, entity or otherwise that is not a Primary Competitor. A “Competing Business” shall mean a life insurance or annuity business, or a business in the life insurance or annuity industry, in the United States of America. The phrase “carry on or participate in a Competing Business” shall include engaging in any of the following activities, directly or indirectly: (A) Carrying on or engaging in a Competing Business as a principal, or on the Executive’s own account, or solely or jointly with others as a director, officer, agent, employee, consultant or partner, or stockholder, limited partner or other interest holder owning more than five (5) percent of the stock or equity interests or securities convertible into more than five (5) percent of the stock or equity interests in any entity that is carrying on or engaging in a Competing Business; (B) as agent or principal, carrying on or engaging in any activities or negotiations with respect to the acquisition or disposition of a Competing Business; (C) extending credit for the purpose of establishing or operating a Competing Business; (D) lending or allowing the Executive’s name or reputation to be used in a Competing Business; or (E) otherwise allowing the Executive’s skill, knowledge or experience to be used in a Competing Business.

(iv)The Executive and the Group agree that the period of time and the geographic area applicable to the covenants of Section 9(e) are reasonable and necessary to protect the legitimate business interests and goodwill of the Group in view of (A) the Executive’s senior executive position within the Company, (B) the geographic scope and nature of the business in which the Group is engaged, (C) the Executive’s knowledge of the Groups’ business, and (D) the Executive’s relationships with the Clients.

(a)The Executive shall comply with every applicable rule of law and the rules and regulations of regulatory authorities insofar as the same are applicable to his employment with the Group.

(f)The Executive shall not disparage, portray in a negative light or make any statement which would be harmful to, or lead to unfavorable publicity for, the Group, or any of their current or former directors, officers, employees or investors (in their capacity as investors), including, without limitation, in any and all interviews, oral statements, written materials, electronically displayed materials and materials or information displayed on internet or internet-related sites; provided, however, that this agreement does not apply to (i) the extent the Executive is making truthful statements when required by law or by order of a court or other legal body having jurisdiction or when responding to a written inquiry from any governmental or regulatory organization or (ii) private statements made by Executive in the course of Executive’s employment with the Company.

(g)The Company shall direct its senior officers and directors not to disparage, portray in a negative light or make any statement which would be harmful to or lead to unfavorable publicity for, Executive, including, without limitation, in any and all interviews, oral statements, written materials, electronically displayed materials and materials or information displayed on internet or internet-related sites; provided, however, that this paragraph does not apply to (i) the extent the Company or any other person or entity listed in this paragraph is making truthful statements when required by law or by order of a court or other legal body having jurisdiction or when responding to a written inquiry from any governmental or regulatory organization or (ii) private statements made by a person in the course of employment with the Company.

(i)At no time after the Termination Date shall the Executive represent himself as being interested in or employed by or in any way connected with the Group, other than as a former employee of the Group.

(j)    During the Term and thereafter, the Executive agrees to (i) provide truthful and reasonable cooperation, including but not limited to his appearance at interviews and depositions, in all legal matters, including but not limited to regulatory and litigation proceedings relating to his employment or area of responsibility at the Group, whether or not such matters have already been commenced and through the conclusion of such matters or proceedings, and (ii) to provide to the Group’s counsel all documents in the Executive’s possession or control relating to such regulatory or litigation matters. The Group will reimburse the Executive for all reasonable travel expenses in connection with such cooperation.

(h)The provisions of this Agreement, including but not limited to this Section 9, shall continue to apply with full force and effect should the Executive transfer between or among the Group, wherever situated, or otherwise become employed by any other member of the Group, or be promoted or reassigned to any position.

(i)The Group shall have the right to communicate the Executive’s ongoing obligations under this Agreement to any entity or individual by whom the Executive becomes employed or with whom the Executive becomes otherwise engaged following termination of employment with the Group, and the Executive consents to the Group making that communication.

(j)To the extent any of the covenants of this Section 9 or any other provisions of this Agreement shall be deemed illegal or unenforceable by a court or other tribunal of competent jurisdiction with respect to (i) geographic area, (ii) time period, (iii) any activity or capacity covered by such covenant or contractual provision, or (iv) any other term or provision of such covenant or contractual provision, the covenant or contractual provision shall be construed to the maximum breadth determined to be legal and enforceable and the illegality or unenforceability of any one covenant or contractual provision shall not affect the legality and enforceability of the other covenants or contractual provisions.

(k)The Executive acknowledges and agrees that the Company’s remedy at law for any breach of the provisions of Section 9 of this Agreement would be inadequate and that for breach of such provisions the Company shall, in addition to such other remedies as may be available to it at law or in equity or as provided in this Agreement, be entitled to temporary, preliminary and permanent injunctive relief as well as to enforce its rights by an action for specific performance to the extent permitted by law. The Executive expressly consents to the granting of temporary, preliminary, and permanent injunctive relief and/or specific performance for breach of this Agreement.

(l)The Executive acknowledges that his agreement to comply with these restrictions was an inducement for the Group to continue to employ the Executive and to enter into this Agreement with Executive.

10.Arbitration.

(a)Except as provided in Section 10(b), any dispute or controversy between the parties hereto, including without limitation, any and all matters relating to this Agreement, the Executive’s employment with the Company and the cessation thereof, and all matters arising under any federal, state or local statute, rule or regulation, or principle of contract law or common law, including but not limited to any and all medical leave statutes, wage-payment statutes, employment discrimination statutes and any other equivalent federal, state or local statute, shall be settled by arbitration administered by the American Arbitration Association (“AAA”) in the Greater Des Moines, Iowa metropolitan area pursuant to the AAA’s National Rules for the Resolution of Employment Disputes (or their equivalent), which arbitration shall be confidential, final and binding to the fullest extent permitted by law. Except as provided in Section 10(c), the Company shall pay seventy-five percent (75%) of the fees and costs imposed by the arbitrator and the Executive shall pay twenty-five percent (25%) of such fees and costs, and each Party shall be responsible for its own attorneys’ fees. Each Party hereby agrees to and does take the following action:

(i)irrevocably submits to the jurisdiction of state or federal courts in the State of Iowa for the purpose of enforcing the award or decision in any such proceeding;

(ii)waives, and agrees not to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim that (A) the Party is not subject personally to the jurisdiction of the above-named courts, (B) the Party’s property is exempt or immune from attachment or execution, e.g. the suit, action or proceeding is brought in an inconvenient forum, (C) the venue of the suit, action or proceeding is improper, or (D) this Agreement or the subject matter hereof may not be enforced in or by such court;

(iii)waives, and agrees not to seek any review by a court in another jurisdiction that may be called upon to enforce the judgment of any of the above-referenced courts; and

(iv)consents to service of process by registered or certified United States mail, postage-prepaid, return receipt requested, or an equivalent governmental mail service, at the address set forth in Section 12.

(b)    Each Party agrees that such Party’s submission to jurisdiction and consent to service of process by United States registered or certified mail, or an equivalent governmental mail service, is for the express benefit of the other Party. Final judgment against either Party in any action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction.

(c)    Notwithstanding Section 10(a), if the legal action involves an alleged breach of an obligation under Section 9 of this Agreement (Further Covenants) by the Executive, which breach may give rise to immediate and irreparable harm, the Company may seek injunctive relief in any state or federal court of competent jurisdiction in the State of Iowa. (Such action for injunctive relief shall be resolved by a judge alone, and both Parties waive the right to a jury.)

(d)     If either Party brings an arbitration proceeding under Section 10(a) resulting from an alleged breach of an obligation under Section 9 of this Agreement (Further Covenants) by the other Party, or files suit for injunctive relief to enforce its rights under Section 10(c), and prevails in its action, the prevailing Party shall also be entitled to recover from the other Party all reasonable expenses incurred by the prevailing party in preparing for and taking such action, including, but not limited to, investigative costs, arbitration or court costs (as the ease may be), and attorneys’ fees.

11.Section 409A.
(a)Section 409A. This Agreement shall be construed to be in compliance with or exempt from Section 409A. For purposes of this Agreement, the term “separation from service” has the meaning set forth in Section 409A. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A relating to “separation from service.” To the extent that any reimbursements under this Agreement are taxable to the Executive, any such reimbursement payment due to the Executive shall be paid to the Executive as promptly as practicable, and in all events on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. The reimbursements pursuant to this Agreement are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Executive receives in any other taxable year.

(b)Six Month Wait. Notwithstanding anything else to the contrary in this Agreement, if (i) the Executive is entitled to receive payments or benefits under this Agreement by reason of his separation from service other than as a result of his death, (ii) the Executive is a “specified employee” (within the meaning of Section 409A) of a company, the stock of which is publicly traded, for the period in which the payment or benefits would otherwise commence, and (iii) such payment or benefit would otherwise subject the Executive to any tax, interest or penalty imposed under Section 409A (or any regulation promulgated thereunder) if the payment or benefit would commence within six months of a termination of the Executive’s employment with the Company, then such payment or benefit required under this Agreement shall not commence until the day immediately following the six-month anniversary of the termination of the Executive’s employment. For purposes of Section 409A, each of the payments that may be made under this Agreement are designated as separate payments.

12.Notices. All notices, requests, demands and other communications provided for in this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified United States mail, as appropriate, postage-prepaid, return receipt requested, or an equivalent governmental mail service, to the following addresses, or such other addresses as the Parties may furnish in accordance with this Section 12:

If to the Company:
FGL Holdings
4th Floor
Boundary Hall, Cricket Square
Grand Cayman, KY 1-1102
Cayman Islands
Attn: General Counsel
If to the Executive:
to the address of the Executive’s primary residence (as reflected on the records of the Company)
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice pursuant to this Section 12 shall be effective on the date of delivery in person or by courier, or three (3) days after the date mailed.
13.Severability. In the event that any of the provisions of this Agreement, or the application of any such provisions to the Executive or the Company with respect to obligations hereunder, is held to be unlawful or unenforceable by any court or arbitrator, the remaining portions of this Agreement will remain in full force and effect and will not be invalidated or impaired in any manner.

14.Waiver. No waiver by any party hereto of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of any other term or covenant contained in this Agreement.

15.Entire Agreement. This Agreement contains the entire agreement between the Executive and the Company with respect to the subject matter of this Agreement, and supersedes any and all prior agreements and understandings, oral or written, between the Executive and the Company with respect to the subject matter of this Agreement. For the avoidance of doubt, any equity awards granted to the Executive by the Company shall be governed by the terms of those equity awards and severance, if any, payable to the Executive shall be in accordance with the terms of this Agreement and the Executive shall not be entitled to receive severance under any other plan, policy or arrangement.

16.Amendments. This Agreement may be amended only by an agreement in writing signed by the Executive and an authorized representative of the Company (other than the Executive).

17.Successors and Assigns. Because the Executive’s obligations under this Agreement are personal in nature, the Executive’s obligations may only be performed by the Executive and may not be assigned by him. This Agreement is binding upon the Executive’s successors, heirs, executors, administrators and other legal representatives, and shall inure to the benefit of the Company and its subsidiaries, successors and assigns. The Company may assign its rights and obligations under this Agreement without prior written approval of the Executive upon the transfer of all or substantially all of the business and/or assets of the Company (by whatever means).

18.Consultation with Counsel. The Executive acknowledges that he has had a full and complete opportunity to consult with counsel of his own choosing concerning the terms, enforceability and implications of this Agreement.

19.Attorneys’ Fees. Subject to appropriate documentation of fees and services, the Company agrees to reimburse the Executive for reasonable attorneys’ fees incurred for the review and negotiation of this Agreement, up to a maximum amount of $10,000, but reduced to reflect any applicable tax withholdings required at law.

20.No Other Representations. The Executive acknowledges that the Company has made no representations or warranties to the Executive concerning the terms, enforceability or implications of this Agreement other than as reflected in this Agreement.

21.Headings. The titles and headings of sections and subsections contained in this Agreement are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

22.Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts shall together constitute but one agreement.

23.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Iowa, without giving effect to its conflict of laws principles.

24.No Construction against Drafter. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

25.Further Assurances. The Parties hereby agree, at the request of any other party, to execute and deliver all such other and additional instruments and documents and to do such other acts and things as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement.

26.Survival. The rights and obligations of the parties under the provisions of this Agreement (including without limitation, Sections 7 through 11) shall survive, and remain binding and enforceable, notwithstanding the expiration of the Term, the termination of this Agreement, the termination of Executive’s employment hereunder or any settlement of the financial rights and obligations arising from Executive’s employment hereunder, to the extent necessary to preserve the intended benefits of such provisions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FGL HOLDINGS
By:
Name:
Title:

EXECUTIVE

________
John Fleurant

EXHIBIT A

SEVERANCE AGREEMENT, RELEASE, AND COVENANT NOT TO SUE
THIS SEVERANCE AGREEMENT, RELEASE, AND COVENANT NOT TO SUE (the “Agreement”) is entered into by and between FGL Holdings, including all of its past and present parents, subsidiaries, affiliates and related entities (collectively, the “Employer”), and John Fleurant (or if applicable, the administrator or personal representative of his estate) (the “Executive”).
WHEREAS, the Executive’s employment with the Employer in accordance with the terms of the Employment Agreement, dated [November X, 2019, between Employer and Executive (the “Employment Agreement”) will terminate or has terminated, and Executive and Employer wish to resolve all outstanding matters pertaining to Executive’s employment and intend that this termination be accomplished in a positive spirit and in the interest of goodwill between them.
NOW THEREFORE, in consideration of the promises and covenants contained herein, Executive and Employer agree as follows:
1.     Conclusion of Executive’s Employment. Effective [insert date] (the “Separation Date”), Executive’s employment with Employer will end (or has ended) and, except for the obligations undertaken by Employer in this Agreement, Employer shall have no further obligations to Executive. Notwithstanding anything in this Agreement to the contrary, upon termination of Executive’s employment for any reason, and regardless of whether Executive continues as a consultant to the Company, unless otherwise requested by the Company in writing, the Executive shall automatically resign, as of the date of such termination of employment or such other date requested, from the Board and any committees thereof (and, if applicable, from the board of directors (and any committees thereof) of the Group and any affiliate of the Group) to the extent Executive is then serving thereon. The form of such resignation shall be as set forth on Exhibit B and the Executive agrees to execute any documents reasonably required to effectuate the foregoing and failure to comply with this provision shall constitute a material breach of this Agreement and may result in a termination for Cause (whether prospectively or retroactively) and the Executive shall not be entitled to receive or retain any severance or other payments under this Agreement or the Employment Agreement (other than the Accrued Obligations). Capitalized terms used but not defined herein shall have the meaning set forth in the Employment Agreement.
2.    Separation Benefits and IRC Section 409A Compliance.

(a)In exchange for execution of this Agreement, Executive (or his estate) shall be entitled to the payments and benefits:
(i)[Payments and benefits to be included.]

The parties intend that the payments and benefits to which Executive could become entitled in connection with a termination of employment shall comply with or meet an exemption from Section 409A of the Internal Revenue Code. In this regard, notwithstanding anything in this Agreement to the contrary, all cash amounts that become payable under this Agreement shall be paid within the “short-term deferral” period described in Section 1.409A-l(b)(4) of the Treasury Regulations, shall qualify for the exception for “separation pay” set forth in Section 1.409A-l(b)(9) of the Treasury Regulations or another exception, or shall comply with Section 409A of the Internal Revenue Code. Payments subject to Section 409A of the Internal Revenue Code that are due upon termination of employment shall be made only upon “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code, and shall be subject to the 6-month payment delay described in Section 409A(a)(2)(B)(i) of the Internal Revenue Code if the Executive is a “specified employee” as described therein. In the event that it is determined that the terms of this Agreement do not comply with Section 409A of the Code, the parties will negotiate reasonably and in good faith to amend the terms of this Agreement so that it complies (in a manner that preserves the economic value of the payments and benefits to which Executive may become entitled without material increased cost to the Company) so that payments are made within the time period and in a manner permitted by the applicable Treasury Regulations. The Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of the Executive in connection with this Agreement (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of the Group or any of their affiliates shall have any obligation to indemnify or otherwise hold the Executive (or any beneficiary) harmless from any or all of such taxes or penalties.
3.    Return of Property. Executive shall return all Employer property, including all computers, blackberries, other personal data devices, phones, credit cards, keys, and other property of the Employer that are in the Executive’s possession or control, to Employer on or before the Separation Date and hereby represents compliance with this Paragraph 3. Specifically, Executive covenants that, as of the Separation Date, Executive returned to Employer, in good order and condition, any and all books, records, lists, and other written, typed, printed, or electronically stored material (including, but not limited to, computer disks and customized computer programs), or any other information of any kind deemed by Employer to be confidential and/or proprietary, whether furnished by Employer, or prepared by Executive, that contains any information relating to the business of Employer, and Executive covenants that Executive has not and will not retain copies of those materials, nor will Executive retain electronically stored data containing such information.

4.    General Release and Covenant Not To Sue. Executive hereby irrevocably discharges and releases Employer, its officers, directors, employees, agents, predecessors, successors and assigns, and all other persons, corporations, partnerships, affiliates, or other entities acting on its behalf (collectively, “Released Parties”), from any and all past, present, or future grievances, claims, demands, debts, defenses, actions, or causes of action (including, but not limited to, breach of contract, defamation, intentional infliction of emotional distress, harassment, battery, or any other cause of action arising under common law, tort, or contract), covenants, contracts, agreements, promises, obligations, damages, or liabilities of whatever kind or nature, known or unknown, including, but not limited to, any claim of employment discrimination arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act of 1993 (“FMLA”), 42 U.S.C. §§ 1981. 1985(3), and 1986, the Employee Retirement Income Security Act of 1974, the Age Discrimination In Employment Act (“ADEA”), and/or any other federal or state statute or common law prohibiting employment discrimination that Executive now has, has had, or may have, whether the same be at law, in equity, or mixed, in any way arising from or relating to any act, omission, failure to act, occurrence, or transaction occurring before termination of employment, it being expressly understood by Executive that, by the execution of this Agreement, Executive has given Employer a general release of any and all such claims Executive may have against Employer. This is a general release. Executive expressly acknowledges that this general release includes, but is not limited to, any claims arising out of or related to Executive’s employment with the Company and Executive’s separation therefrom.

By signing this Agreement, Executive expressly acknowledges and represents that: (i) Executive suffered no injuries or occupational diseases arising out of or in connection with Executive’s employment with Employer; (ii) Executive received all wages to which Executive was entitled, including all commission payments; (iii) Executive received all leave to which Executive was entitled under the FMLA; and (iv) Executive is not aware of any facts or circumstances constituting a violation of the FMLA, the FLSA, or any applicable state wage payment act.
Executive expressly states, understands, intends, and agrees that, to the fullest extent permitted by law, this Agreement forever precludes Executive from bringing, instituting, maintaining, further pursuing, or participating in any lawsuit against the Released Parties for any causes or claims released in this Paragraph 4, other than a lawsuit to challenge this Agreement’s compliance with the Older Workers Benefit Protection Act (“OWBPA”). Executive represents and agrees that he has not, by himself or on his behalf, instituted, prosecuted, filed, or processed any litigation, claims or proceedings against the Released Parties, nor has he encouraged or assisted anyone to institute, prosecute, file, or process any litigation, claims or proceedings against the Released Parties. Nothing in this Paragraph 4 shall release or impair (i) any claim or right that may arise after the date of this Agreement; (ii) any vested benefits under a 401(k) plan or any other benefit plan on or prior to the Separation Date; or (iii) any claim or right Executive may have pursuant to indemnification, advancement, defense, or reimbursement pursuant to any applicable D&O policies, any similar insurance policies, applicable law or otherwise; or (iv) any claim which by law cannot be waived. Nothing in this Agreement is intended to prohibit or restrict Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment; provided that Executive hereby waives the right to recover any monetary damages or other relief against any Released Parties; provided, however, that nothing in this Agreement shall prohibit Executive from receiving any monetary award to which Executive becomes entitled pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
5.    OWBPA. Pursuant to the OWBPA, Executive acknowledges and understands that:

(a)    Executive is waiving claims for age discrimination under the ADEA in exchange for the payment and benefits described above, to which Executive is not otherwise entitled;

(b)Executive has been advised in writing to consult an attorney prior to signing this Agreement;

(c)Executive has been given a period of [XX] days (from the date of notification) within which to review and consider this Agreement before signing it, although Executive need not wait for the [XX]-day period to expire before executing the Agreement. Absent such execution, this Agreement shall be deemed withdrawn and rendered null and void;

(d)Executive may revoke this Agreement by providing written notice to the Employer within seven days following its execution, and that the Agreement shall not become effective and enforceable until such seven-day period has expired;

(e)Executive has carefully read and fully understands all of the provisions of the Agreement, including the rights provided in this Paragraph, and Executive is knowingly and voluntarily agreeing to its terms by executing the Agreement; and

(f)Any notice of revocation of this Agreement shall not be effective unless given in writing and received by the Employer within the seven-day revocation period via personal delivery or overnight mail addressed as follows:

FGL Holdings
4th Floor
Boundary Hall, Cricket Square
Grand Cayman, KY 1-1102
Cayman Islands
Attn: General Counsel

6.    Conditions Precedent. The performance by Employer of the obligations imposed upon it by this Agreement is expressly conditioned upon Executive delivering a signed copy of this Agreement to Employer and not revoking it in accordance with Paragraph 5.

7.    Discovery of New Facts. Executive acknowledges that Executive may, following the Separation Date, discover facts different from or in addition to what Executive now knows or believes to be true with respect to the matters released herein or set forth herein, and Executive agrees that the release contained herein shall be and will remain effective in all respects notwithstanding such different or additional facts. It is intended hereby that Executive fully and forever settles and releases all such matters and all claims relative thereto that now exist, may now exist, or heretofore have existed relating to Executive’s employment with Employer.

8.    Adequate Investigation. Executive represents that Executive has made such investigation of the facts pertaining to this Agreement as Executive deems necessary, and in executing this Agreement, Executive assumes the risk of mistake with respect to such facts. This Agreement is intended to be final and binding upon Executive, regardless of any claims of mistake.

9.    Protection of Business.

(a)    Covenants. The provisions of Section 9 (Further Covenants) of the Employment Agreement are hereby incorporated into this Agreement and shall continue to apply in accordance with their terms.

(b)    Remedies. Executive acknowledges that Employer will suffer irreparable injury should Executive breach any of the provisions incorporated by reference into this Paragraph 9. Employer shall be entitled to injunctive or other equitable relief because of irreparable injury and damage caused by a breach of any provision incorporated by reference into this Paragraph 9. The existence of this right shall not preclude any other rights or remedies at law or in equity that Employer may have, including monetary relief. This right to injunctive relief shall include the right to both preliminary and permanent injunctions, without the necessity of Employer posting any bond. Executive waives the right to assert a breach of contract or other alleged wrong by Employer, other than an alleged breach by the Employer of its obligations under Section 8(a) (Death or Disability) or 8(c) (Involuntary Termination without Cause, or Termination with Good Reason).

10.    Fully-Inclusive Agreement. Executive represents that Executive has not relied on any other oral or written representations of any kind made by any person in connection with Executive’s decision to sign the Agreement. This Agreement contains the entire agreement between the Executive and Employer with regard to the matters set forth herein, and the Agreement supersedes any and all prior agreements, contracts, understandings, discussions, or negotiations, whether oral or written, express or implied, between the parties with respect to the subject matter hereof, except for the provisions of the Employment Agreement which survive in accordance with its terms.

11.    Binding Agreement. This Agreement is binding upon and for the benefit of Executive and his heirs, executors, administrators, and successors, wherever the context requires or admits.

12.    No Transfer of Rights. Executive represents that Executive has not assigned or transferred, or purported to assign or transfer, to any person, firm, corporation, or other entity whatsoever any of the claims, demands, or causes of action released in Paragraph 4. Executive agrees to indemnify and hold harmless Employer against any claim, demand, debt, obligation, liability, cost, expense, right of action, or cause of action based on, arising out of, or connected with any such transfer or assignment, or purported transfer or assignment, including attorneys’ fees.

13.    No Admission of Liability. This Agreement is not intended to be, nor will it be alleged to constitute, evidence or an admission by Employer of any liability, omission, or wrongdoing of any kind whatsoever, nor shall this Agreement be offered or received into evidence or otherwise filed or lodged in any proceeding against Employer, except as may be necessary to prove the terms of this Agreement or to enforce the same.

14.    Severability and Reformation. If any provision or any portion of any provision of this Agreement is held to be invalid or unenforceable, the Parties hereto expressly agree and authorize the court to modify or sever such provision or portion thereof so as to render such provision valid and enforceable to the maximum extent lawfully permissible.

15.    Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matters hereof and may not be changed, waived, discharged, or terminated unless agreed to by both parties and only by an instrument in writing, signed by both parties. The use of any tense or conjugation includes all tenses and conjugations. This Agreement shall be construed in accordance with and governed by the laws of the State of Iowa, without reference to the principles of conflicts of laws.

16.    Cooperation With Employer. Executive agrees that he will cooperate with Employer, its agents, and its attorneys with respect to any matters in which Executive was involved during Executive’s employment with Employer or about which Executive has information, and will provide upon request from Employer all such information or information about any such matter.
17.    Enforcement. The provisions set forth in Sections 9(m) and 10 of the Employment Agreement regarding injunctive relief and arbitration are hereby incorporated by reference and shall apply for purposes of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement with the intention of making this a document under seal.
THIS IS A KNOWING AND VOLUNTARY WAIVER AND RELEASE OF ALL LEGAL CLAIMS THAT EXECUTIVE MAY POSSESS. EXECUTIVE IS INSTRUCTED TO READ THE AGREEMENT CAREFULLY BEFORE SIGNING.

___________________________________	_____________________________________
John Fleurant	Date

FGL HOLDINGS

By: _______________________________	_____________________________________
Date

EXHIBIT B
Resignation Letter
[insert date of termination]
The undersigned hereby irrevocably resigns from any and all positions he may hold as an officer, director or manager of FGL Holdings (together with its subsidiaries and affiliates, the “Company Group”), effective as of [insert date of termination]. Such resignation is irrevocable once executed and shall be effective without the need for acceptance or any further action by any member of the Company Group.

John Fleurant